UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.  )

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PPL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT DATED APRIL 4, 2023

FOR THE 2023 ANNUAL MEETING OF SHAREOWNERS

TO BE HELD ON MAY 17, 2023

This supplement (this “Supplement”) supplements the definitive proxy statement filed by PPL Corporation (the “Company”) with the U.S. Securities and Exchange Commission (“SEC”) on April 4, 2023 (the “2023 Proxy Statement”) and made available to the Company’s shareowners in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Company’s 2023 virtual Annual Meeting of Shareowners to be held at 9:00 a.m. Eastern Time on May 17, 2023 at www.virtualshareholdermeeting.com/PPL2023 (the “Annual Meeting”). This Supplement is being filed with the SEC and made available to shareowners on or about April 26, 2023, to (i) update Craig A. Rogerson’s biography to include his subsequent membership on a public company board, and (ii) correct the entry for Steven G. Elliott in the director compensation table.

This Supplement updates the disclosure to Proposal 1: Election of Directors – Our Nominees Standing for Election as set forth on page 13 in the 2023 Proxy Statement to include that Mr. Rogerson, our independent Chair of the Board and a director nominee for election at the Annual Meeting, is expected to become a director of Origin Materials, Inc. effective May 1, 2023. As a result of his new board membership, Mr. Rogerson will serve on a total of two public company boards, including the Company, beginning May 1, 2023.

This Supplement also updates the disclosure as set forth on page 32 in the 2023 Proxy Statement in the section titled “2022 Director Compensation” to include $10,000 in the “All Other Compensation” column for former director Mr. Elliott, which represents a charitable matching contribution under the Company’s charitable matching gift program and increases Mr. Elliott’s total compensation to $120,508. Mr. Elliott’s information in the Director Compensation Table and Footnotes 4 and 5 are amended and restated as set forth below. All other information in this section remains unchanged.

2022 DIRECTOR COMPENSATION

	Fees Earned or Paid in Cash
Name of Director	Paid in Cash	Deferred into Restricted Stock Units	Total	Stock Awards	All Other Compensation(4)	Total

Steven G. Elliott(5)	$51,744	—	$51,744	$58,764	$10,000	$120,508

(4)

For Mr. Beattie, Mr. Elliott, Ms. Redman, Ms. von Althann, Mr. Williamson and Ms. Wood, this column reflects contributions made under our charitable matching gift program. Non-employee directors are eligible to participate in our charitable matching gift program on the same basis as employees. Under the program, PPL will contribute, on a 100% matching basis, up to $10,000 per year per person to specified charitable institutions. For Mr. Rogerson, this column reflects the income reported for spousal flights calculated in accordance with standard industry fare level rules.

(5)	Mr. Elliott retired from the Board effective May 17, 2022.

Except as described in this Supplement, none of the items or information presented in the 2023 Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the 2023 Proxy Statement contains other important additional information. This Supplement should be read in conjunction with the 2023 Proxy Statement.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote. This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the 2023 Proxy Statement. This Supplement, the 2023 Proxy Statement and our 2022 Annual Report are available free of charge at www.pplweb.com/PPLCorpProxy.